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News from Trans-Lux
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26 Pearl Street  Norwalk, CT  06850  203.853.4321



FOR IMMEDIATE RELEASE


For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203.642.5903


                    TRANS-LUX REPORTS SECOND QUARTER RESULTS


NORWALK, CT, August 14, 2009 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the second quarter ended June 30, 2009. Trans-Lux President and Chief Executive Officer Michael R. Mulcahy made the announcement.

Second Quarter 2009 - Continuing Operations
Revenues totaled $7.4 million for the second quarter, compared with $10.4 million during the same period last year. Trans-Lux recorded a loss for the quarter of $3.8 million (-$1.65 per share), compared with a loss of $1.7 million (-$0.75 per share) in the second quarter of the prior year. This year's second quarter loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, CT facility that the Company sold in 2004. Had it not been for the write-off, the net loss for the quarter would have been $1.1 million, an improvement over the same quarter last year. The Company incurred negative cash flow, as defined by EBITDA, of $1.8 million (without the write-off, it would have been a positive cash flow of $882,000), compared with positive cash flow of $1.6 million in 2008. General administrative expenses were down for the quarter from last year as a result of reduced operating costs.

"Our management team continues to work closely with all divisions and departments to enhance operational efficiencies and streamline operating costs, which is a paramount concern, especially as revenue has decreased and the overall economy remains difficult," said Mr. Mulcahy. "We are committed to making strategic engineering investments in key segments of our display markets where we anticipate long-term growth opportunities."

Six Months Ended June 30, 2009
Trans-Lux reported revenues for the six-month period ended June 30, 2009 of $15.2 million, down from $18.4 million last year. Continuing operations incurred a loss of $5.0 million (-$2.15 per share) during the first six

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months, versus the $2.9 million loss (-$1.26 per share) reported for the same period in 2008. This year's loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, CT facility that the Company sold in 2004. Had it not been for the write-off, the net loss for the six month period would have been $2.3 million, an improvement over the same period last year. The Company incurred negative cash flow from continuing operations, as defined by EBITDA, of $997,000 (without the write-off, it would have been a positive cash flow of $1.7 million), compared with a positive cash flow of $2.4 million during the same six-month period in 2008.

Discontinued Operations
As previously reported, the Company sold the assets of its Entertainment Division on July 15, 2008 for a purchase price of $24.5 million; $7.4 million paid in cash, $0.4 million in escrow and $16.7 million in assumption of debt, which included $0.3 million of debt of its joint venture, MetroLux Theatres. In addition to the $24.5 million purchase price, there is a potential additional purchase price based on the performance of one of the theatre operations, but none has been earned to date. As a result of the sale, in the second quarter of 2008, the Company recorded long-lived asset impairment charges of $2.8 million, as well as $2.0 million in disposal costs. The net proceeds from the sale were used to prepay the term loan under the Credit Agreement with the Company's senior lender. A total of $22.4 million of long-term debt had been paid down or assumed by the buyer as a result of the sale and the Company was released from liability on the assumed debt.

About Trans-Lux
Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)
                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 3

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                                                 TRANS-LUX CORPORATION

                                                 RESULTS OF OPERATIONS
                                                      (Unaudited)

<CAPTIONS>
                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                             JUNE 30                 JUNE 30
                                                       ------------------      ------------------
(In thousands, except per share data)                     2009       2008         2009      2008
                                                       ------------------      ------------------
Revenues                                               $ 7,443    $10,417      $15,212    $18,417

Loss from continuing operations                         (3,805)    (1,719)      (4,959)    (2,905)
Loss from discontinued operations                            -     (3,636)           -     (3,477)
                                                       ------------------      ------------------
Net loss                                               $(3,805)   $(5,355)     $(4,959)   $(6,382)
                                                       ==================      ==================

Calculation of EBITDA:
  Net loss from continuing operations                  $(3,805)   $(1,719)     $(4,959)   $(2,905)
  Interest expense, net                                    437        342          845        764
  Income tax expense                                        51      1,350           92      1,302
  Depreciation and amortization                          1,513      1,655        3,025      3,280
                                                       ------------------      ------------------
EBITDA from continuing operations (1)                   (1,804)     1,628         (997)     2,441

  Effect of discontinued operations                          -     (4,342)           -     (3,505)
                                                       ------------------      ------------------
Total EBITDA (1)                                       $(1,804)   $(2,714)     $  (997)   $(1,064)
                                                       ==================      ==================

Loss per share - basic and diluted
  Continuing operations                                $ (1.65)   $ (0.74)     $ (2.15)   $ (1.26)
  Discontinued operations                                    -      (1.58)           -      (1.51)
                                                       ------------------      ------------------
  Total loss per share                                 $ (1.65)   $ (2.32)     $ (2.15)   $ (2.77)
                                                       ==================      ==================

Average common shares outstanding - basic and diluted    2,307      2,307        2,307      2,307

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

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